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                                                                       EXHIBIT 9

                                                             [Execution Version]


                         AMENDMENT TO WARRANT AGREEMENT


     This Amendment to Warrant Agreement dated as of March 11,1999 (this "Agreement"), is entered into by Kafus Environmental Industries Ltd., a British Columbia corporation (the "Company"), and Sundance Assets, L.P., a Delaware limited partnership ("Sundance"). Reference is made to the Warrant Agreement dated as of December 31, 1998 (as modified from time to time, the "Warrant Agreement"), between the Company and Enron Capital & Trade Resources Corp.("ECT"), an Affiliate of Sundance, whose interest under the Warrant Agreement has transferred to Sundance in connection with the assignment of the Warrants as described below. The defined terms of the Warrant Agreement, to which this agreement relates, are used herein unless otherwise defined herein.

                                 INTRODUCTION

The Company and Sundance have entered into the Amended and Restated Registration Rights Agreement dated as of March 11,1999 (as modified from time to time, the "Registration Rights Agreement"), amending and restating the Registration Rights Agreement dated as of December 31, 1998, between the Company and ECT, governing the registration rights applicable to certain Warrants made by the Company, issued to ECT, and assigned from ECT to Ponderosa Assets, L.P.("Ponderosa"), an Affiliate of ECT, pursuant to the Assignment dated as of December 18, 1998, between ECT as assignor and Ponderosa as assignee, and subsequently assigned from Ponderosa to Sundance pursuant to the Assignment dated as of December 18,1998, between Ponderosa as assignor and Sundance as assignee. In connection with the execution of the Registration Rights Agreement, the Company and Sundance agree as follows:

Section 1. Amendment to Warrant Agreement. To reflect the incorporation of the Registration Rights Agreement under the Warrant Agreement, the Warrant Agreement is hereby amended as follows:

     Section 1.1 of the Warrant Agreement is amended by replacing the definition of "Registration Rights Agreement" with following definition:

          "Registration Rights Agreement" means the Amended and Restated Registration Rights Agreement dated as of March 11,1999, between the Company and Sundance Assets, L.P.


Section 2.  Effect on Warrant Documents.

     2.1 Except as amended herein, the Warrant Agreement, the Warrants, and the other Warrant Documents remain in full force and effect. The Company represents and warrants that it
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has no defenses to the enforcement of the Warrant Agreement, as amended. The
Company further agrees that nothing herein shall act as a waiver of any of Sundance's rights under the Warrant Documents as amended, including any waiver of any default or event of default, however denominated. The Company must continue to comply with the terms of the Warrant Documents, as amended.

     2.2 This Agreement is a Warrant Document for the purposes of the provisions of the other Warrant Documents.

Section 3. Effectiveness. This Agreement shall become effective and the Warrant Documents shall be amended as provided herein effective as of the date first set forth above when the Company shall have duly and validly executed originals of this Agreement.

Section 4.  Miscellaneous.

     4.1 Expenses. The Company shall pay directly or reimburse Sundance for all reasonable expenses of Sundance, as applicable, including charges and disbursements of legal counsel for Sundance, in connection with the amendment, modification, waiver, or interpretation of this Agreement and the other Warrant Documents, and the preservation or enforcement of any rights of Sundance hereunder or thereunder, including the expenses of Sundance prior to the execution of this Agreement or the other Warrant Documents. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

     4.2 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of British Columbia and the applicable laws of Canada, without regard to its principles of conflicts of law which would select another law. This Agreement may be signed in any number of counterparts, each of which shall be an original, and may be executed and delivered by telecopier.

     4.3 No Further Agreements. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

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THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.


     EXECUTED as of the date first above written.



                         KAFUS ENVIRONMENTAL INDUSTRIES LTD.



                         By:
                                ------------------------------------
                         Name:
                         Title:



                         SUNDANCE ASSETS, L.P.
                         By:  Ponderosa Assets, L.P., its general partner



                              By:  Enron Ponderosa Management Holdings, Inc.



                                    By:
                                           -------------------------------
                                    Name:
                                    Title:



[Amendment to Warrant Agreement]

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